MICROBOT MEDICAL

For Immediate Release

Microbot Medical Inc. Announces Significant Technology Patent Allowance in the U.S.

Hingham, MA – February 22, 2017 – Microbot Medical Inc. (Nasdaq CM: MBOT), a medical device company specializing in the design and development of transformational micro-robotic medical technologies, today announced the U.S. Patent and Trademark Office (USPTO) has issued a Notice of Allowance for a key technology patent.  The Patent App. No. 14/348,610, covers a device for the prevention of shunt stenosis.

Two of the inventors include the Company’s co-founders, Harel Gadot and Professor Moshe Shoham.  Mr. Gadot is the CEO, President and Chairman of Microbot Medical.  Prof. Shoham, the Head of the Robotics lab at the Technion – Israel Institute of Technology, is on the Company’s Board of Directors and the Scientific Advisory Board. The patent rights are covered as a joint patent under an exclusive license agreement the Company has with the Technion.

Microbot’s latest patent covers systems and methods for reducing venous stenosis associated with the use of hemodialysis shunts. A clearing device is inserted through a first bore, while dialyzed blood is being returned into the blood vessel through a second bore. The clearing device may be a passive device moved down the blood vessel by the blood flow or an autonomous crawling device, such as Microbot's TipCat™ device, which is based on a series of sequentially inflatable chambers. This new patent provides an additional layer of protection to Microbot's innovative TipCat™ and ViRob™ platforms, extending beyond their current IP protected applications.

"We continue to focus on strengthening our unique intellectual property (IP) assets. The patent allowance issued to Microbot by the USPTO further protects our medical devices for the prevention of shunt stenosis and will enhance our future positioning within the shunt market,” commented Mr. Gadot.  “We intend to continue to strengthen our IP as we grow our transformational micro-robotic technologies to treat and diagnose serious medical conditions as well as improve and extend the quality of life for the patients suffering from those conditions.”

The Company will ring the Nasdaq Closing Bell at the Nasdaq MarketSite in New York City at 4:00 p.m. ET on Thursday, February 23, 2017.  The event can be viewed live at: https://new.livestream.com/nasdaq/live.

About Microbot Medical, Inc.

Microbot was founded in 2010 and became a NASDAQ listed company on November 28, 2016. The Company specializes in transformational micro-robotic medical technologies leveraging the natural and artificial lumens within the human body. Microbot’s current platforms, ViRob and TipCAT, are comprised of two highly advanced micro-robotic technologies, from which the Company is currently developing its first two product candidates: the Self Cleaning Shunt, or SCS, for the treatment of hydrocephalus and Normal Pressure Hydrocephalus, or NPH; and a self-propelling, semi-disposable endoscope that is being developed initially for use in colonoscopy procedures. Further information about Microbot Medical is available at http://www.microbotmedical.com.

The ViRob technology is a revolutionary autonomous crawling micro-robot which can be controlled remotely or within the body.  Its miniature dimensions allow it to navigate and crawl in different spaces within the human body, including blood vessels, the digestive tract and the respiratory system.  Its unique structure gives it the ability to move in tight spaces and curved passages as well as the ability to remain within the human body for prolonged time.  To learn more about ViRob please visit http://www.microbotmedical.com/technology/virob/.

TipCAT is a transformational self-propelled, flexible, and semi-disposable endoscope providing see & treat capabilities within tubular lumens in the human body such as the colon, blood vessels, and the urinary tract.  Its locomotion mechanism is perfectly suitable to navigate and crawl through natural & artificial tubular lumens, applying the minimal necessary pressure to achieve the adequate friction required for gentle, fast, and safe advancement within the human body.  To learn more about TipCAT visit http://www.microbotmedical.com/technology/tipcat/.

Safe Harbor

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Microbot Medical Inc. particularly those mentioned in the cautionary statements found in Microbot Medical Inc.’s filings with the Securities and Exchange Commission. Microbot Medical disclaims any intent or obligation to update these forward-looking statements.

Investor Contacts:

EVC Group

Michael Polyviou
mpolyviou@evcgroup.com
212-850-6020; 646-445-4800

###